XENIA HOTELS & RESORTS, INC.
DIRECTOR COMPENSATION PROGRAM
(AS AMENDED AND RESTATED AS OF FEBRUARY 24, 2017)

This Xenia Hotels & Resorts, Inc. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (the “Directors”) shall be effective as of May 23, 2017 (the “Effective Date”).

Cash Compensation

Annual base retainers will be paid in the following amounts to Directors:

Director:	$75,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$17,500
Chair of Nominating and Governance Committee:	$15,000
Non-Chair Audit Committee Member:	$10,000
Non-Chair Compensation Committee Member:	$5,000
Non-Chair Nominating and Corporate Governance Committee Member:	$5,000
Non-Executive Chairman (additional retainer):	$95,000

All annual base retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

Initial Grant:
Each Director who is initially elected or appointed to serve on the board of directors of the Company (the “Board”) after the Effective Date shall be automatically granted on the effective date of such initial election or appointment shares of common stock of the Company (“Common Stock”) with a value equal to $85,000 (the “Initial Grant”), provided, that if such initial election or appointment does not occur at an annual meeting of the Company’s stockholders, the value of the Initial Grant shall equal the product of (i) $85,000 multiplied by (ii) a fraction, the numerator of which equals the number of full calendar months from the effective date of such election or appointment through the first anniversary of the most recent annual meeting of the Company’s stockholders and the denominator of which equals twelve.

Annual Grant:
Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected as a Director at such annual meeting shall, on the date of such annual meeting, be automatically granted LTIP Units (as defined in the Third Amended and Restated Agreement of Limited Partnership of XHR LP, as amended or amended and restated from time to time) of XHR LP (“LTIP Units”) with a value of $85,000 (the “Annual Grant”).

Each Initial Grant and Annual Grant shall be fully vested as of the applicable date of grant.

Election to Receive Common Stock:
With respect to each Annual Grant, a Director may elect in advance to receive an equivalent number of fully vested shares of Common Stock in lieu of LTIP Units. Such election must be made not later than December 31 of the calendar year preceding the year in which such Annual Grant is made, or, if such Director initially becomes a Director after such December 31 and prior to the next annual meeting, then the earlier of (x) the fifth (5th) day following the effective date of such Director’s initial election or appointment, or (y) the day immediately preceding the date of such Annual Grant (in any case, or such earlier date as may be established by the Board in its discretion).

Non-Accredited Investors:
Notwithstanding the foregoing, in the event that a Director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended, on the date of any grant of LTIP Units to such Director pursuant to this Program, then such Director shall not receive such grant of LTIP Units and in lieu thereof shall automatically be granted an equivalent number of fully vested shares of Common Stock.

Miscellaneous

For purposes of determining the number of LTIP Units or shares of Common Stock, as applicable, subject to each Initial Grant and each Annual Grant, the dollar value of such grant shall be divided by the market closing price of a share of Common Stock on the date of such grant (or, in the event that the date of grant is not a trading day, then on the immediately preceding trading day), and shall be rounded up to the nearest whole LTIP Unit or share of Common Stock, as applicable.

The grant of any LTIP Units or shares of Common Stock under this Program shall be subject to the applicable Company equity incentive plan under which the grant is made and, to the extent determined by the Company, the terms set forth in a written agreement in a form prescribed by the board of directors of the Company (the “Board”) or a committee designated by the Board. The grant of any LTIP Units under this Program shall also be subject to the terms of the Third Amended and Restated Agreement of Limited Partnership of XHR LP, as amended or amended and restated from time to time.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date, and as of the Effective Date shall replace and supersede all previous director compensation programs of the Company. This Program may be amended, modified or terminated by the Board at any time and from time to time in its sole discretion.